Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER 2019 RESULTS

IRVING, TEXAS - May 2, 2019 - Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2019. The first quarter was a net loss attributable to Fluor of $58 million, or $0.42 per diluted share, compared to a net loss of $18 million, or $0.13 per diluted share a year ago. Earnings attributable to Fluor were negatively impacted by $39 million, or $0.28 per diluted share, as a result of restructuring charges, foreign exchange losses and related tax impacts. Excluding these items, adjusted earnings attributable to Fluor for the first quarter was a net loss of $19 million, or a loss of $0.14 per diluted share. Consolidated segment profit for the quarter was $47 million compared to $52 million a year ago. First quarter revenue was $4.2 billion compared to $4.8 billion last year.

New awards for the quarter were $3.4 billion, including $1.3 billion in Mining, Industrial, Infrastructure & Power, $1 billion in Energy & Chemicals, $810 million in Diversified Services and $331 million in Government. Consolidated ending backlog of $39.3 billion compares to $29.1 billion a year ago.

Corporate G&A expense for the first quarter of 2019 was $61 million, compared with $57 million a year ago. Expenses for the quarter include $19 million related to foreign exchange losses compared to $12 million a year ago. Fluor’s cash and marketable securities balance at the end of the first quarter was $1.9 billion, compared to $2.0 billion last quarter. During the quarter, the company utilized $17 million in cash from operating activities, and paid out $30 million in dividends.

Outlook
As a result of a revision of our business forecast in Energy & Chemicals and Mining, Industrial, Infrastructure and Power, the company is issuing adjusted earnings per share guidance of $1.50 to $2.00 per diluted share. Adjusted EPS guidance excludes costs related to restructuring and foreign exchange fluctuations.

Business Segments

Fluor’s Energy & Chemicals segment reported segment profit of $19 million, compared to $106 million in the first quarter of 2018. Results for the quarter include pre-tax charges of $53 million for forecast revisions on an offshore project and $31 million for the resolution of close-out matters with a customer, partially offset by favorable project forecast revisions. First quarter 2019 revenue was $1.5 billion compared to $1.9 billion a year ago. New awards in the first quarter were $1 billion including a construction contract for a chemical complex on the U.S. Gulf Coast. Ending backlog was $17.4 billion compared to $14.1 billion a year ago.

The Mining, Industrial, Infrastructure & Power segment reported a segment profit of $0.4 million, compared to a segment loss of $120 million in the first quarter of 2018. Results for the quarter include a pre-tax charge of approximately $26 million related to legacy gas-fired power projects. Revenue for the segment was $1.4 billion compared to $907 million a year ago primarily due to increased project execution activities in mining & metals. New awards in the first quarter were $1.3 billion including the Red/Purple line modernization project for the Chicago Transit Authority. Ending backlog for the segment was $15.1 billion compared to $10.3 billion a year ago.

The Government segment reported segment profit of $17 million, compared to $48 million a year ago. Revenue for the segment declined to $785 million from $1.3 billion a year ago. Results for the first quarter reflect the completion of the power restoration project in Puerto Rico a year ago and the inclusion of expenses related to NuScale. New awards totaled $331 million for the quarter, and ending backlog was $4.2 billion, up from $2.4 billion a year ago.

The Diversified Services segment reported a segment profit of $10 million in the first quarter of 2019, compared to $19 million a year ago. Revenue for the quarter was $550 million compared to $643 million in the first quarter of 2018. New awards totaled $810 million for the quarter, and ending backlog was $2.6 billion, up from $2.3 billion a year ago.

First Quarter Conference Call - Revised Time
Fluor will now host a conference call today at 8:30 a.m. Eastern time, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. The call will also be accessible by telephone at 888-254-3590 (U.S./Canada) or 323-994-2093. The conference ID is 9132841. A supplemental slide presentation will be available shortly before the call begins.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week by dialing 888-203-1112 (U.S./Canada) or 719-457-0820, conference ID 9132841.

Non-GAAP Financial Measure

This press release contains discussions of consolidated segment profit, adjusted earnings and adjusted earnings per diluted share that would be deemed non-GAAP financial measures under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding: corporate general and administrative expense; interest expense; interest income; domestic and foreign income taxes; and other non-operating income and expense items. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted earnings and adjusted earnings per diluted share exclude restructuring charges, foreign exchange impacts and related tax impacts. The company believes that adjusted earnings and adjusted earnings per diluted share allow investors to evaluate the company’s ongoing earnings potential on a normalized basis and make meaningful period-over-period comparisons. Reconciliations of consolidated segment profit to earnings (loss) before taxes, adjusted earnings to GAAP net earnings, and adjusted earnings per diluted share to GAAP earnings per diluted share are included in the press release tables. This press release also includes forward-looking references to adjusted earnings per diluted share guidance. Reconciliation of the adjusted earnings per diluted share guidance to GAAP earnings per diluted share is not available without unreasonable efforts because the company cannot predict with sufficient certainty all of the components required to provide such reconciliation.

About Fluor Corporation
Founded in 1912, Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that transforms the world by building prosperity and empowering progress. With its integrated solutions approach, Fluor serves its clients by designing, building and maintaining safe, well executed, capital-efficient projects around the world. With headquarters in Irving, Texas, Fluor ranks 153 on the Fortune 500 list with revenue of $19.2 billion in 2018 and has more than

53,000 employees worldwide. For more information, please visit www.fluor.com or follow Fluor on Facebook, Twitter, LinkedIn and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "believes," "expects," is “positioned” or other similar expressions). These forward-looking statements, including statements relating to future growth, backlog, earnings and the outlook for the Company’s business are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s Energy & Chemicals segment; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation, dispute resolution proceedings or claims, including claims for additional costs; failure of our joint venture or other partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions; client delays or defaults in making payments; the Company’s failure, or the failure of our agents or partners, to comply with laws; the use of estimates and assumptions in preparing our financial statements; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; new or changing legal requirements, including those relating to environmental, health and safety matters; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the inability to hire and retain qualified personnel; the loss of one or a few clients that account for a significant portion of the Company's revenues; possible limitations on bonding or letter of credit capacity; risks or uncertainties associated with acquisitions, dispositions and investments; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 21, 2019. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2019	2018
Revenue	$4,192.7	$4,823.8
Cost and expenses:
Cost of revenue	4,131.0	4,766.0
Corporate general and administrative expense	61.0	57.3
Restructuring and other exit costs	27.4	—
Interest expense, net	5.7	9.6
Total cost and expenses	4,225.1	4,832.9
Earnings (loss) before taxes	(32.4)	(9.1)
Income tax expense	10.9	3.0
Net earnings (loss)	(43.3)	(12.1)
Less: Net earnings attributable to noncontrolling interests	15.1	5.5
Net earnings (loss) attributable to Fluor Corporation	$(58.4)	$(17.6)

Basic earnings (loss) per share
Net earnings (loss)	$(0.42)	$(0.13)
Weighted average shares	139.8	140.1
Diluted earnings (loss) per share
Net earnings (loss)	$(0.42)	$(0.13)
Weighted average shares	139.8	140.1

New awards	$3,400.2	$2,536.1
Backlog	$39,333.3	$29,132.2
Work performed	$4,081.7	$4,710.0

U.S. GAAP RECONCILIATION OF ADJUSTED EARNINGS (LOSS) AND ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE
(in millions, except per share amounts)
THREE MONTHS ENDED MARCH 31	2019
GAAP net earnings (loss) attributable to Fluor Corporation	$(58.4)
Restructuring and other exit costs	27.4
Foreign exchange impact	26.6
Tax effect of above items	(14.9)
Adjusted earnings (loss)	$(19.3)

GAAP earnings (loss) per diluted share	$(0.42)
Effect of adjustments to net earnings (loss)	0.28
Adjusted earnings (loss) per diluted share	$(0.14)
Weighted average shares	139.8

FLUOR CORPORATION
Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT
($ in millions)

THREE MONTHS ENDED MARCH 31	2019		2018
Revenue
Energy & Chemicals	$1,476.6		$1,943.0
Mining, Industrial, Infrastructure & Power	1,381.2		907.0
Government	784.7		1,330.5
Diversified Services	550.2		643.3
Total revenue	$4,192.7		$4,823.8

Segment profit (loss) $ and margin % (2)
Energy & Chemicals	$19.4	1.3%	$105.7	5.4%
Mining, Industrial, Infrastructure & Power	0.4	—%	(120.4)	(13.3)%
Government(1)	16.6	2.1%	48.2	3.6%
Diversified Services	10.2	1.9%	18.8	2.9%
Total segment profit $ and margin %	$46.6	1.1%	$52.3	1.1%

Corporate general and administrative expense	(61.0)		(57.3)
Restructuring and other exit costs	(27.4)		—
Interest expense, net	(5.7)		(9.6)
Earnings attributable to noncontrolling interests	15.1		5.5
Earnings (loss) before taxes	$(32.4)		$(9.1)
(1) Includes research and development expenses associated with NuScale totaling $16 million and $23 million for the three months ended March 31, 2019 and 2018, respectively.
(2) Segment profit margin % is calculated as segment profit divided by segment revenue.

FLUOR CORPORATION
Unaudited

SELECTED BALANCE SHEET ITEMS
($ in millions)
	March 31, 2019	December 31, 2018
Cash and marketable securities	$1,904.5	$1,979.6
Total current assets	5,242.6	5,440.9
Total assets	9,041.7	8,913.6
Total short-term debt	35.9	26.9
Total current liabilities	3,527.9	3,552.5
Long-term debt	1,650.9	1,661.6
Shareholders' equity	2,952.3	2,963.2

SELECTED CASH FLOW ITEMS
($ in millions)

THREE MONTHS ENDED MARCH 31	2019	2018

Cash utilized by operating activities	$(17.5)	$(136.0)

Investing activities
Net sales and maturities (purchases) of marketable securities	116.1	130.9
Capital expenditures	(48.2)	(65.1)
Proceeds from disposal of property, plant and equipment	10.7	16.5
Investments in partnerships and joint ventures	(12.0)	(15.5)
Other items	1.1	0.1
Cash provided by investing activities	67.7	66.9

Financing activities
Dividends paid	(30.0)	(30.2)
Distributions paid to noncontrolling interests, net of capital contributions	(5.4)	(22.9)
Other items	5.6	(4.9)
Cash utilized by financing activities	(29.8)	(58.0)

Effect of exchange rate changes on cash	20.6	9.0

Increase (decrease) in cash and cash equivalents	$41.0	$(118.1)

Depreciation	$45.3	$51.9

FLUOR CORPORATION
Supplemental Fact Sheet
Unaudited
NEW AWARDS
($ in millions)

THREE MONTHS ENDED MARCH 31	2019		2018

Energy & Chemicals	$1,003	29%	$721	28%
Mining, Industrial, Infrastructure & Power	1,256	37%	1,339	53%
Government	331	10%	43	2%
Diversified Services	810	24%	433	17%
Total new awards	$3,400	100%	$2,536	100%

BACKLOG TRENDS
($ in millions)

AS OF MARCH 31	2019		2018

Energy & Chemicals	$17,441	44%	$14,127	49%
Mining, Industrial, Infrastructure & Power	15,092	38%	10,273	35%
Government	4,231	11%	2,399	8%
Diversified Services	2,569	7%	2,333	8%
Total backlog	$39,333	100%	$29,132	100%

United States	$12,455	32%	$11,673	40%
The Americas (excluding the United States)	15,776	40%	3,779	13%
Europe, Africa and the Middle East	8,757	22%	12,232	42%
Asia Pacific (including Australia)	2,345	6%	1,448	5%
Total backlog	$39,333	100%	$29,132	100%